For the fiscal period ended 12/31/02
File number 811-40896

					SUB-ITEM 77-0

					EXHIBITS

		Transactions Effected Pursuant to Rule 10f-3

I.   Name of Fund:  The Prudential Series Fund, Inc. ? SP PIMCO High Yield
Portfolio

1.   Name of Issuer
	DEX Media East LLC/FIN 144A W/RR

2.   Date of Purchase
	10/30/02

3.   Number of Securities Purchased
	7,200 shares

4.   Dollar Amount of Purchase
	$720,000

5.   Price Per Unit
	$100.00

6.   Name(s) of Underwriter(s) or Dealer(s)
      From whom Purchased
	JP Morgan Chase

7.   Other Members of the Underwriting Syndicate
	See Exhibit A

EXHIBIT A

UNDERWRITER

Banc of America Securities LLC
Deutsche Bank Securities Inc.
J.P. Morgan Securities
Lehman Brothers
Wachovia Securities
Bear Stearns & Co. Inc.
Credit Lyonnais Securities
ING Bank N.V.
Scotia Capital Inc.
The Royal Bank of Scotland